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As filed with the Securities and Exchange Commission on August 3, 2004.

Registration No. 333-117205

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APEX SILVER MINES LIMITED
(Exact name of registrant as specified in its charter)

Cayman Islands, British West Indies (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

Walker House
Mary Street
George Town, Grand Cayman
Cayman Islands, British West Indies
(345) 949-0050
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark A. Lettes
Chief Financial Officer
Apex Silver Mines Corporation
1700 Lincoln Street, Suite 3050
Denver, Colorado 80203
Telephone: (303) 839-5060
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Deborah J. Friedman Brian J. Boonstra Davis Graham & Stubbs LLP 1550 Seventeenth Street, Suite 500 Denver, Colorado 80202 Telephone: (303) 892-9400	Patrick J. Dooley Stephen E. Older Akin Gump Strauss Hauer & Feld LLP 590 Madison Avenue New York, New York 10022 Telephone (212) 872-1000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

 EXPLANATORY NOTE

        The purpose of this Amendment No. 1 is to file certain required exhibits to the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. We will pay all expenses in connection with the issuance and distribution of the securities being registered.

Registration Fee—Securities and Exchange Commission		$25,340

American Stock Exchange		*

Printing and Engraving Expenses		*

Legal Fees and Expenses		*

Accounting Fees and Expenses		*

Miscellaneous		*

Total	$	*

*
To be supplied in prospectus supplement.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Our Articles of Association provide that that we must indemnify our directors, officers, employees and agents in connection with the defense of any civil legal proceedings concerning our company or its affairs, except in the case of willful default or fraud by such person. To the extent that we are permitted to do so, we intend to give an indemnity to each of our directors and to arrange for the liabilities under these indemnities to be covered. We have directors' and officers' insurance for our directors, officers and some employees for specified liabilities. We have entered into indemnification agreements with each of our directors which require us to indemnify the director to the full extent of the law.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholders' investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 of this registration statement or otherwise may be permitted, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS.

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement for Ordinary Shares(1)
1.2	Form of Underwriting Agreement for Preference Shares(1)
4.1	Amended and Restated Memorandum of Association(2)
4.2	Amended and Restated Articles of Association(2)
4.3	Specimen of Certificate Representing the Company's Ordinary Shares, par value U.S. $0.01(2)
4.4	Specimen of Certificate Representing the Company's Preference Shares(1)
4.5	Form of Ordinary Share Warrant Agreement and Certificate(1)
4.6	Form of Preference Share Warrant Agreement and Certificate(1)
4.7	Form of Senior Indenture(4)
4.8	Form of Senior Debt Security (included in Exhibit 4.7)
4.9	Form of Subordinated Indenture(4)
4.10	Form of Subordinated Debt Security (included in Exhibit 4.9)
4.11	Form of Deposit Agreement(1)
4.12	Form of Depositary Receipt for Depositary Shares (included in Exhibit 4.11)
4.13	Form of Ordinary Share Purchase Rights(1)
5.1	Opinion of Walkers(3)
5.2	Opinion of Akin Gump Strauss Hauer & Feld LLP(4)
23.1	Consent of Walkers (included in Exhibit 5.1)
23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.2)
23.3	Consent of PricewaterhouseCoopers LLP(3)
23.4	Consent of Mine Reserves Associates, Inc.(3)
24.1	Power of Attorney(3)
25.1	Form T-1 Statement of Eligibility of Trustee for Senior Debt Securities(4)
25.2	Form T-1 Statement of Eligibility of Trustee for Subordinated Debt Securities(4)

(1)
To be filed by an amendment to this registration statement or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act and incorporated herein by reference if the Company enters into any such agreement or issues any such instrument in connection with the offer of any securities registered hereunder.

(2)
Incorporated by reference to our Registration Statement on Form S-1, filed with the SEC on August 29, 1997 (File No. 333-34685).

(3)
Filed with the registration statement on July 7, 2004.

(4)
Filed herewith.

ITEM 17. UNDERTAKINGS.

        (a)   We hereby undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (Securities Act);

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (Exchange Act) that are incorporated by reference in this Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on July 28, 2004.

APEX SILVER MINES LIMITED
By:	/s/ MARK A. LETTES
Name:	Mark A. Lettes
Title:	Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Harry M. Conger	Director	July 28, 2004
* David Sean Hanna	Director	July 28, 2004
* Charles L. Hansard	Director	July 28, 2004
* Ove Hoegh	Director	July 28, 2004
* Keith R. Hulley	President and Chief Executive Officer, Director (Principal Executive Officer)	July 28, 2004
* Thomas S. Kaplan	Director	July 28, 2004
* Kevin R. Morano	Director	July 28, 2004

S-1

* Charles B. Smith	Director	July 28, 2004
* Paul Soros	Director	July 28, 2004
/s/ MARK A. LETTES Mark A. Lettes	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 28, 2004
*By:	/s/ MARK A. LETTES Mark A. Lettes Attorney-in-fact

S-2

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.7	Form of Senior Indenture
4.8	Form of Senior Debt Security (included in Exhibit 4.7)
4.9	Form of Subordinated Indenture
4.10	Form of Subordinated Debt Security (included in Exhibit 4.9)
5.2	Opinion of Akin Gump Strauss Hauer & Feld LLP
23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.2)
25.1	Form T-1 Statement of Eligibility of Trustee for Senior Debt Securities(4)
25.2	Form T-1 Statement of Eligibility of Trustee for Subordinated Debt Securities(4)

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EXPLANATORY NOTE
SIGNATURES
EXHIBIT INDEX